Exhibit 10.16

PRIME MERIDIAN HOLDING COMPANY

2015 STOCK INCENTIVE COMPENSATION PLAN

DELEGATION OF AUTHORITY

The Compensation Committee (the “Committee”) of the Board of Directors of Prime Meridian Holding Company (the “Company”) is charged with the administration of the Company’s 2015 Stock Incentive Compensation Plan (the “Plan”). Pursuant to the Plan, the Committee is authorized to delegate its authority under the Plan to an executive officer of the Company.

The Committee hereby delegates to the Company’s Vice Chairman, Chief Executive Officer, and President, Sammie D. Dixon, Jr., the authority to make grants of Awards (as defined in the Plan), subject to the terms of the Plan and the following limitations.

1.

Such Awards may be granted only to: (i) a prospective employee of the Company or its subsidiaries as part of his or her hiring process; or (ii) a current employee of the Company or its subsidiaries as part of a compensation package provided to retain such employee.

2.	Any such Award must vest over at least three years.

3.	No such Award or group of Awards granted to one individual consisting of Options or Stock Appreciation Rights shall cover more than 10,000 shares in the aggregate.

4.

No such Award or group of Awards granted to one individual consisting of Restricted Stock, Phantom Stock Units, Performance Share Units, or other type of Award shall cover more than 5,000 shares in the aggregate.

The Committee reserves the right to modify or revoke this Delegation of Authority at any time, for any reason.

This Delegation of Authority was approved by the Committee on December 16, 2021.

/s/ Kenneth H.Compton

Kenneth H. Compton

Chair